For release: July 12, 2004 at 5:00 p.m. For additional information: Neal Sanders 781-302-2439

Robotic Vision System Updates Financial Guidance

NASHUA, NEW HAMPSHIRE – Robotic Vision Systems, Inc. (RVSI) (OTC:BB – RVSI) today said total products shipped to customers for its third fiscal quarter ended June 30, 2004, together with a limited number of finished systems held back for internal use, was approximately $18 million, an increase of about 56% from the comparable figure in 2004’s first fiscal quarter. However, because of SAB 101-mandated revenue deferrals tied to customer acceptance, coupled with engineering machines and non-revenue loaners of equipment shipped during the quarter included in the above amount, reported sales for the quarter will be approximately $14 million.

              “In essence, approximately $4 million of the products we shipped during our fiscal third-quarter are expected to be recognized as revenue in our fourth fiscal quarter,” said Pat V. Costa, Chairman and Chief Executive Officer of RVSI. “Shipments in the just-completed quarter were heavily weighted to the third month, resulting in insufficient time for contractual customer sign-offs. Also, we allocated 15 – 20% of shipments from our Semiconductor Equipment Group to selected accounts for customer-requested evaluations of new lead scanning and bumped wafer inspection tools. We expect that these evaluation units will become revenue in the quarter ending September 30, 2004.”

              The company also experienced shortages of certain parts that resulted in approximately $1.8 million of equipment missing the quarter-end shipment window.

              “Vendors were unable to supply certain sub-assemblies in the quantities we required in the time needed to complete work on products. These products either have been shipped since July 1 or should be shipped in the next few weeks,” Mr. Costa said. “In total, we believe we are starting our fourth fiscal quarter with approximately $5 million of revenue that was pushed out of the third fiscal quarter either because of SAB 101 requirements, customer loaners, or parts availability.”

              As noted above, RVSI estimates total production for the third fiscal quarter increased approximately 56% from the first fiscal quarter. “We are increasing production capacity rapidly,” Mr. Costa said. “Using new manufacturing methodologies that rely heavily on outsourcing, we expect to see costs come down and product gross margins rise. At quarter’s end, all of the new platforms for bumped wafer and IC final inspection were shipping in volume and with high marks from customers for quality, reliability and throughput.”

Outlook for the Balance of 2004

              Mr. Costa said that indications from the field are that the second half of calendar 2004 should be very robust. “Our Semiconductor Equipment Group is being told by its customers that significant new capacity will be added between July and December, and that RVSI is the preferred source for both bumped wafer inspection and lead scanning equipment,” he said. “At our Acuity CiMatrix division, several major orders received over the course of the third quarter, coupled with advance ordering indications from customers, lead us to expect a meaningful increase in business at that division. One such order received during the quarter at Acuity CiMatrix had a gross value of more than $2 million.”

              Based on revenue deferred from the quarter ended June 30, 2004; unfilled orders at that date; and preliminary indications of order trends from customers, RVSI believes that its revenue in the quarter ending September 30, 2004 may approach $25 million.

Working Capital

              “Achieving such a revenue target requires expanded working capital,” Mr. Costa said. “At the end of the quarter, we were able to expand our existing revolving credit facility by $3 million, to $16 million. In order to fully access that credit facility, our agreement with the lender requires us to separately add at least $2 million of additional working capital, which we are doing through a private placement of shares. Because of this expanded facility, coupled with the incremental working capital from the private placement of shares, we are confident in our ability to further expand shipments, and to do so profitably.”

RVSI Updates Third Quarter Financial Guidance
July 12, 2004

              This release is intended only to provide information regarding revenue and shipments. Complete operating results for the third fiscal quarter will be reported when the company releases its results, which will be within the next 30 days.

About RVSI

Robotic Vision Systems, Inc. (RVSI) (RVSI.OB) has the most comprehensive line of machine vision systems available today. Headquartered in Nashua, New Hampshire, with offices worldwide, RVSI is the world leader in vision-based semiconductor inspection and Data Matrix-based unit-level traceability. Using leading-edge technology, RVSI joins vision-enabled process equipment, high-performance optics, lighting, and advanced hardware and software to assure product quality, identify and track parts, control manufacturing processes, and ultimately enhance profits for companies worldwide. Serving the semiconductor, electronics, aerospace, automotive, pharmaceutical and packaging industries, RVSI holds more than 100 patents in a broad range of technologies. For more information visit www.rvsi.com or call (800) 669-5234.

Forward Looking Statement

Except for the historical information herein, certain matters discussed in this release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to: the historical cyclical nature of the semiconductor industry, risks in products and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, both here and abroad, timely development and release of new products, strategic suppliers and customers, the effect of the company’s accounting policies and other risk factors detailed in the Company’s annual report on Form 10-K, and other filings with the Securities and Exchange Commission.

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